Exhibit 10.2

OFFICE LEASE AGREEMENT

LEASE AGREEMENT (this “Lease”) made as of this ___ day of ____________, 2007, by and between ______________________________, a ______________ corporation with its principal place of business located at ___________________________ (“Landlord”) and Butler Services, Inc. a corporation organized under the laws of the State of Delaware (“Tenant”), with its principal place of business located at 110 Summit Avenue, Montvale, New Jersey 07645.

A.            WHEREAS, Landlord owns certain land and buildings at 110 Summit Avenue, Montvale, New Jersey (collectively the “Buildings”)

B.            WHEREAS, Landlord desires to lease to Tenant a portion of the Buildings as hereinafter described; and

C.            WHEREAS, Tenant desires to rent and hire from Landlord a portion of the Buildings described hereinafter.

NOW THEREFORE, in consideration of the promises, covenants, terms and conditions set forth herein the parties hereto agree as follows:

ARTICLE ONE

DESCRIPTION OF LEASED PREMISES

1.01     Landlord leases to Tenant and Tenant takes and hires from Landlord, (i.) a total of approximately Eleven Thousand Five Hundred Sixty-One (11,561) rentable square feet of office space, approximately Four Thousand One Hundred Twenty (4,120) rentable square feet of which is located on the second floor in the southerly Building (the “Second Floor Premises”), approximately One Thousand Four Hundred Twenty-Six (1,426) rentable square feet of which is located in the rear portion on the first floor of the northerly Building and approximately 2,513 rentable square feet of which is located in the front portion of the first floor of the northerly Building (collectively, the “First Floor Premises”), each as more particularly identified in Attachment A and approximately 3,502 rentable square feet of which is located in the basement in the southerly Building (the “Basement Office Premises”), more particularly identified in Attachment A and (ii) approximately five thousand (5,000) rentable square feet of storage space in the southerly Building, as more particularly identified in Attachment A (the “Basement Storage Premises”). Collectively the Basement Office Premises, the Basement Storage Premises and the First and Second Floor Premises are referred to as the “Premises”.

1.02     Tenant shall be entitled to occupy without charge a total of forty-seven (47) automobile parking spaces in Landlord’s parking lot for the Buildings. Twelve (12) of Tenant’s forty-seven (47) parking spaces will be reserved for Tenant’s use only in the area shown on the diagram annexed hereto as Attachment D (“Tenant’s Reserved Parking Area”). Landlord shall have no obligation or liability to enforce or police Tenant’s Reserved Parking Area other than by marking and/or signage. Tenant Reserved Parking Area will be marked with clear signage or markings on the pavement. Tenant shall be entitled to continue to use the storage space in the basement that it currently uses.

1.03     Tenant, its agents, servants, employees and invitees shall have the right of ingress and egress on, through and over all common use areas of the Buildings to and from the Premises 24 hours per day 365 days per year subject to applicable laws.

ARTICLE TWO

CONDITION OF PREMISES

2.01     Tenant acknowledges that it has been afforded an opportunity to inspect the Premises and accepts the Premises “AS IS” and as suited for Tenant’s intended use thereof.

ARTICLE THREE

TERM OF LEASE

3.01     The term of this Lease for the Premises (the “Term”) shall commence on _____________, 2008 (the “Commencement Date”) and shall expire on____________ , 2015 (the “Expiration Date”) unless sooner terminated as provided herein.

ARTICLE FOUR

RENT

4.01     Tenant shall pay to Landlord during the Term of this Lease annual base rental initially equal to One Hundred Eighty-Three Thousand and 00/100 ($183,000.00) Dollars per annum ($15,250.00 per month) commencing on the Commencement Date. No rent of any kind whatsoever, whether annual base rental or additional rental, shall be payable on the Basement Storage Premises. On each anniversary of the Commencement Date, the annual base rental shall be increased by 3%. If the management agreement between Butler Services, Inc. (as affiliate of Tenant), as manager (the “Manager”) and Landlord, as owner covering the Buildings is terminated, other than because of the fault of the Landlord, as owner thereunder or Landlord’s sale of the Buildings, the annual base rent shall be increased by Fifty Thousand and 00/100 ($50,000) Dollars per annum from and after the date of termination through and including the Expiration Date.

4.02     In addition to the base rental set forth in Section 4.01, Tenant shall pay to Landlord commencing on the Commencement Date additional rental for electric usage in the amount of One Dollar and 50/100 ($1.50) per rentable square foot per annum (the “Electric Charge”), payable in equal consecutive monthly installments during the Term of this Lease. Tenant shall also pay to Landlord additional rent hereinafter provided in this Lease.

4.03     Annual base rental shall be payable in equal monthly installments on the first day of each month during the Term. All base rental and regularly occurring additional rental payments and service fees (collectively, “rent”) set forth in this Lease are due on the first day of each month, in advance, without demand or notice. Payments shall be made to Landlord at the address set forth above in full without deduction or offset of any kind or nature, except as otherwise set forth herein. In addition to any other remedies available to Landlord, any payment of rent which is ten (10) business days late shall thereafter bear interest at the rate of 7% per annum or the maximum interest rate allowed by law, whichever is less (the “Interest Rate”). All rents shall be subject to pro rata adjustments for partial months, if any.

ARTICLE FIVE

INTENTIONALLY BLANK

ARTICLE SIX

USE OF PREMISES

6.01     Tenant shall use the Premises for office and related use and uses ancillary thereto. Tenant shall not use nor permit the Premises or any part thereof to be used for any purposes other than those set forth herein. Tenant shall neither permit on the Premises any act, sale or storage that may be prohibited under standard forms of fire insurance policies nor use the Premises for any such purpose or for any purpose that would cause an increase in Landlord’s or Landlord’s insurance premiums. In addition, no use shall be made nor permitted to be made by Tenant that shall result in: (1) waste on the Premises, (2) a public or private nuisance that may unreasonably disturb the quiet enjoyment of other tenants in the Buildings, (3) improper, unlawful, or objectionable use, including sale, storage or preparation of food, alcoholic beverages, or materials generating an odor on the premises, or (4) unreasonable noises or vibrations that may disturb other tenants.

6.02     Tenant warrants, represents, covenants and agrees that Tenant shall not, at any time during the Term of this Lease or any extensions, renewals, or modifications thereof, use, store, treat, transport manufacture, handle or produce any hazardous substance (as defined below) on the Premises other than customary office or cleaning products in small quantities and in accordance with all laws.

The term “hazardous substance” shall mean any substance deemed hazardous under any of the following statutes, or under any other statute or regulation of any governmental authority: the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC § 9601 et seq.; the Resource Conservation and Recovery Act, 42 USC § 6901 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Toxic Substances Control Act, 15 USC § 2601 et seq. Tenant shall not permit, create, or suffer the existence of any condition, which could subject Landlord or Tenant to a claim, litigation or other liability under any environmental law including without limitation a “remedial”, “removal” or “clean up” action, as those terms may be defined in any environmental law.

The term “environmental law” shall mean any federal, state, county or municipal law or regulation which governs or relates to the environment, land use, zoning, public health, chemical use, public safety, sanitation, water, air, fish, wildlife and natural resources.

6.03     Except for any hazardous substances in the Premises that may have been introduced by Tenant, Landlord represents that, to the best of its knowledge, the Premises and the Buildings do not contain any hazardous substances except for certain potential asbestos containing material in the Buildings and identified and referenced in the environmental report dated February 2006 prepared by Delta Environmental Consultants, Inc. If required under the Requirements (hereinafter defined) at Landlord’s sole cost and expense, Landlord shall promptly remove and remediate any hazardous substances in the Premises and in any shaftways that Tenant will have access to (provided such hazardous substances were not introduced by Tenant or attributable to Tenant).

ARTICLE SEVEN

ABANDONING PREMISES OR PERSONAL PROPERTY

7.01     If Tenant abandons the Premises for a period in excess of three months or is dispossessed by process of law, any personal property belonging to Tenant and left on the Premises shall be deemed abandoned at the option of Landlord and upon three (3) days notice to Tenant, shall become the property of Landlord.

ARTICLE EIGHT

UTILITIES AND SERVICES

8.01     Landlord shall furnish heat, ventilation and air conditioning to the Premises for the comfortable occupancy of Tenant on all business days, Monday through Friday, during the appropriate seasons, between the hours of 8:00 AM and 6:00 PM. The term “comfortable occupancy” shall mean heating, ventilation and air conditioning within the HVAC specification annexed hereto as Attachment E subject, however, to (i) Force Majeure (hereinafter defined) and (ii) any governmental mandated conservation programs. In the event that Tenant desires heat or air conditioning outside those hours on weekends specified above or between the hours of 6:00 PM and 8:00 AM on weekdays, Tenant shall so advise Landlord by 12:00 pm on the business day that overtime services are needed or by 12:00 pm on the Friday prior to the weekend that overtime services are needed. “Force Majeure” shall mean any and all causes beyond Landlord’s reasonable control, including delays caused by Tenant, other tenants, governmental restriction, regulation or control, labor dispute, accident, mechanical breakdown, shortages or inability to obtain labor, fuel, steam, water, electricity or materials, acts of God, enemy action, civil commotion, fire or other casualty.

8.02     Landlord shall furnish all electricity required by Tenant in the normal conduct of Tenant’s office activities on the Premises. Tenant shall pay for all electricity separately as provided in Section 4.02.

8.03     Landlord will furnish a reasonable amount of electricity, as Landlord may determine necessary for lighting the Premises and operating customary small office machines during ordinary business hours. Tenant shall not install or operate in the Premises any electrically operated equipment (including without limitation, electrical heating equipment, refrigeration or cooling equipment, high intensity lighting, unusual lighting requirements, data processing equipment, punch card equipment, computers, printing equipment and machinery and equipment requiring a greater voltage than 110V), other than customary small office machines, without on each occasion first obtaining Landlord’s prior written consent thereto. Notwithstanding anything to the contrary contained herein, Landlord shall supply electricity to the Premises in a quantity that is not less than a reasonable and customary amount for a class B office building in the vicinity of the Buildings and in any event not less than is being supplied on the date of this Lease.

8.04     Landlord shall furnish all hot and cold water for lavatory, cleaning and drinking purposes without charge. If an additional supply of water is required by Tenant, Landlord shall install at Tenant’s sole cost and expense a water meter to register such additional consumption of water, and Tenant shall pay as additional rent, when and as bills are received, the installation costs for the water meter, the costs for the additional water consumed, and for the sewer cost and all other costs and charges based on the added consumption of water by Tenant.

8.05     Landlord shall provide passenger elevator service 24 hours per day 365 days per year, subject to repair and maintenance shut-downs as may occur from time to time, which Landlord shall give Tenant at least 10 days advance notice of any non-emergency scheduled shut down.

8.06     Notwithstanding anything to the contrary in this Lease, if (i) the Buildings services or utilities are interrupted such that Tenant is unable to use the Premises (or a portion thereof) for its business operations or if the Premises shall be rendered inaccessible, in either event, for a period of more than three (3) consecutive business days and (ii) the cause of such utility or service interruption or inaccessibility of the Premises is due to Landlord’s negligence or failure to pay an amount owed by Landlord, then the base rent shall be abated until such time as such time Tenant is able to use the whole of the Premises for its business operations and same are accessible.

8.07     Landlord shall operate and maintain in good working order (subject to normal repair and maintenance) the key card security system in the Buildings and provide Tenant with sufficient number of key cards for each of Tenant’s employees and other occupants of the Premises. Notwithstanding the foregoing sentence, Landlord shall have the right to discontinue the operation and maintenance of the existing key card system if, and only if, Landlord replaces such system with another security system that provides a customary and reasonable level of security for the Buildings. Tenant shall have the right to install (subject to Landlord’s reasonable consent and requirements of law and insurance) any additional security systems for the Premises as it deems necessary, provided such system is customary and reasonable for an office in a class B office building in the vicinity of the Buildings.

8.08     Landlord shall provide the cleaning services for the Buildings and the Premises in accordance with the terms of Article 11 below.

ARTICLE NINE

ALTERATIONS AND MODIFICATIONS

9.01     Tenant shall take good care of the Premises and shall not make alterations to the Premises without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant shall have the right to make decorative changes (e.g. painting, carpet, etc.) without Landlord’s consent. All alterations, improvements, and changes that Tenant may desire shall be done at the expense of Tenant and shall become the property of Landlord and remain on the Premises, except that at the option of Landlord, Tenant shall, at Tenant’s expense, remove from the Premises all specialty alterations not customarily found in an office build-out of space. Notwithstanding the foregoing, Tenant shall not be required to remove from the Premises any of the alterations or improvements that exist on the date of this Lease. In the event Landlord fails to respond to Tenant’s written request for approval of its proposed alterations within ten (10) business days after delivery of such request, Tenant may send a second request for approval to Landlord and in the event Landlord still fails to respond to Tenant’s request for approval within three (3) business days after delivery of such second written request, such alteration request shall be deemed approved. Upon reasonable advance notice, Landlord shall have the right to inspect the progress Tenant’s alterations. A copy of all plans, permits and appropriate insurance documentation shall be provided by Tenant to Landlord upon the request of Landlord. All damage or injury to the Premises by Tenant or any person who may be in or on the Premises (except for Landlord Parties as hereinafter defined) shall be paid for by Tenant. Tenant shall, at the termination of this Lease, surrender the Premises to Landlord broom clean and in as good condition and repair as existed at the time this Lease was entered into, ordinary wear and tear and damage due to casualty excepted. “Landlord Parties” shall mean Landlord’s principals, officers, agents, contractors, servants, employees, licensees and invitees.

9.02     Tenant shall not suffer nor permit any liens to stand against the Premises, the Buildings or any part thereof by reason of any work, labor, services or materials done for, or supplied, or claimed to have been done for, or supplied to, Tenant or anyone holding the Premises, the Buildings or any part thereof through or under Tenant.

9.03     In the event that any mechanics’ lien is filed against the Premises or the Buildings for work claimed to have been done for or materials claimed to have been furnished to Tenant, Tenant shall discharge such lien at its expense within thirty (30) days of the date Tenant is advised of such filing, by payment, filing of the bond required by law, or otherwise.

9.04     Subject to Section 9.01, following the date on which Tenant first occupies the Premises, Tenant, at its sole cost and expense, except as provided for in Article Twenty-Eight hereof, shall have the right upon receipt of Landlord’s consent which consent shall not be unreasonably withheld, conditioned or delay, to make alterations, additions or improvements to the Premises in accordance with this Article Nine, that are normal for office use, do not adversely affect the utility or value of the Premises or the Buildings for future tenants, do not alter the exterior appearance of the Buildings, are not for a structural nature, do not require excessive removal expenses and are not otherwise prohibited under this Lease (collectively, “Alterations”). All such Alterations shall be made in conformity with the reasonable requirements of Landlord (including insurance requirements) and applicable Requirements (as defined in Article 17 below). Once the Alterations have been completed, such Alterations shall thereafter be included within the designation of Tenant Improvements and shall be treated as Tenant Improvements.

9.05     Provided the Landlord shall have previously given Tenant written approval and consent to Alterations in accordance with the terms of this Lease, any Alterations installed by Tenant during the Term shall be done in strict compliance with all of the following:

(a)      No such work (other than decorative alterations) shall proceed without Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, of (i) Tenant’s contractor(s); (ii) certificates of insurance from a company or companies reasonably approved by Landlord, furnished to Landlord by Tenant’s Contractor(s), for combined single limit bodily injury and property damage insurance covering comprehensive general liability and automobile liability, in an amount not less than One Million Dollars ($1,000,000) per person and per occurrence and endorsed to show Landlord as an additional insured, and for workers’ compensation as required by law, endorsed to show a waiver of subrogation by the insurer to any claims Tenant’s contractor may have against Landlord, Landlord’s agents, employees, and other tenants of the Buildings (provided, however, nothing in this Section 9.05(a) shall release Tenant of its other insurance obligations hereunder); and (iii) detailed plans and specifications for such work.

(b)      All such work shall be done in a first class workmanlike manner and in conformity with a valid building permit and all other permits and licenses when and where required, copies of which shall be furnished to Landlord before the work is commenced, and any work not acceptable to any governmental authority or agency having or exercising jurisdiction over such work, or not reasonably satisfactory to Landlord, shall be promptly replaced and corrected at Tenant’s expense. Landlord’s approval or consent to any such work shall not impose any liability upon Landlord. Except in case of an emergency, no work shall proceed until and unless Landlord has received reasonable advance notice that such work is to commence.

(c)      Tenant or its contractors will in no event be allowed to make plumbing, mechanical or electrical improvements to the Premises, or any structural modification to the Buildings without first obtaining Landlord’s written consent which consent shall not be unreasonable withheld, conditioned or delayed.

(d)      All work by Tenant shall be diligently and continuously pursued from the date of its commencement through its completion but in any event shall be completely within six (6) months after the date permits are issued by the applicable governmental authority with respect to such work.

9.06     All Alterations and Tenant Improvements made by or for Tenant, whether temporary or permanent in character, made either by Landlord or Tenant, including, but not limited to, all air-conditioning or heating systems, paneling, decorations, cabling, partitions and railings (except furniture or movable trade fixtures installed at the expense of Tenant) shall become the property of the Landlord and shall remain upon, and be surrendered with, the Premises as a part thereof at the termination of this Lease, without compensation to Tenant; provided, however, that at the election of Landlord, exercisable by notice to Tenant, Tenant shall, at Tenant’s sole expense, prior to the expiration of the Term (or within ten (10) days following the earlier termination of Lease), remove from the Premises the specialty alterations installed after the date of this Lease which are not customarily found in office build-out (such as full kitchens (as opposed to customary pantries) cafeteria, raised flooring, internal stairways etc.) required by Landlord to be removed, and repair all damage to the Premises caused by such removal. Landlord shall have the right, upon earlier termination of this Lease to determine the condition of the Premises, and to ascertain what removals, if any, Landlord shall require of Tenant pursuant to the terms hereof.

All Tenant’s personal property, including, but not limited to, movable furniture, trade fixtures and equipment, not attached to the Buildings or the Premises, shall be completely removed by Tenant prior to the expiration of the Term (or within ten (10) days following the earlier termination of this Lease), provided, however, the Tenant shall repair all damage caused by such removal prior to the expiration of the Term (or within ten (10) days following the earlier termination of this Lease), and provided further, that any of Tenant’s personal property not so removed shall, at the option of Landlord, be deemed abandoned by Tenant and shall, at Landlord’s option automatically become the property of Landlord (whereupon Landlord shall then be permitted to retain and/or dispose the same, or any part thereof, in any manner whatsoever, at Tenant’s sole cost and expense and without liability to Landlord).

ARTICLE TEN

REPAIRS

10.01     Tenant shall be responsible for making all routine, interior repairs, replacements of light bulbs and other minor items and for performing routine maintenance to the Premises. All repairs, replacements and maintenance shall be in quality and class at least equal to the original work. If after fifteen (15) days prior written notice to Tenant (or in case of an emergency, such lesser period as is reasonable under the circumstance) Tenant fails to make such repairs, replacements or maintenance, Landlord may, but shall not be required to, make such repairs, replacements or maintenance for Tenant’s account and at Tenant’s expense. All such costs shall be paid by Tenant as additional rent in the manner set forth under Paragraph 4.03. Tenant shall treat with due care all portions of the Buildings and Premises. Landlord shall maintain and repair, commensurate with other class “B” office buildings in Bergen County, New Jersey, the Buildings systems, the structural portions of the Buildings (whether inside or outside of the Premises), the roof, the foundation, the common areas of the Buildings, and any item for which Tenant or another tenant in the Buildings is not responsible to repair; excluding, however, (a) repairs of Tenant’s Property or Improvements not occasioned by Landlord’s negligence and (b) repairs which Tenant is obligated to make pursuant to Section 10.01 and the other terms of this Lease. Nothing contained in this Section shall require Landlord to paint the Premises. No liability of Landlord to Tenant shall, however, accrue under this Section unless and until Tenant has given notice to Landlord of the specific repair required to be made, or of the failure properly to furnish any service. Landlord shall endeavor not to unreasonably interfere with Tenant’s use and occupancy of the Premises in making any repairs or performing any maintenance required pursuant to this Section, but Landlord shall not be obligated to use overtime labor. Landlord shall also perform all work necessary, at Landlord’s sole cost, to ensure that the enclosure of the Buildings for each floor of the Premises, including, without limitation, the roof and all windows, shall be weather tight and free of leaks. All damage to the Premises caused by leaks or infiltration shall be repaired by Landlord at Landlord’s sole cost and expense. Tenant shall permit Landlord and its agents to enter the Premises at all reasonable times to inspect the Premises with reasonable advance notice, to clean windows, perform cleaning services, maintain the Buildings, make repairs, to post notices of non-liability for alterations, additions, or repairs, without any abatement of rent to Tenant or damages for any loss of occupation or quiet enjoyment of the Premises provided that Landlord or its agents will use reasonable efforts to minimize interference with Tenant’s business activities. Landlord and its agents may during the last nine (9) months of the Term, enter the Premises at reasonable hours with reasonable advance notice, to exhibit the same to prospective tenants.

10.02     If Landlord fails to maintain the Buildings or the Premises (to the extent required under this Lease), including the heating, ventilation and air-conditioning system serving the Premises, and such failure impairs Tenant’s use or occupancy of the Premises, Tenant shall give Landlord written notice to perform such work. If such failure by Landlord is not cured within ten (10) days after delivery to Landlord of such written notice, then Tenant may (but is not obligated to), cause such maintenance or repair to the Buildings or the Premises provided however, Tenant shall only have the right to repair items that are (i) solely within the Premises, or (ii) outside of the Premises but only service the Premises. Notwithstanding the foregoing in this Section 10.02, if such acts to be performed by Landlord are of such nature that the same cannot reasonably be performed within such ten-day period, such failure shall be deemed to have been cured if Landlord commences such performance within said ten-day period and thereafter diligently and continuously undertakes to complete the same after notice. If Tenant exercises its self-help remedy under this Section 10.02, Landlord shall reimburse Tenant for the reasonable amount of expenses incurred by Tenant in connection with such work within thirty (30) days of demand therefor, which demand shall be accompanied by reasonable supporting documentation, and if Landlord fails to pay Tenant such amount within such 30-day period, Tenant shall have the right to deduct such amount from the rent payable under this Lease.

10.03.    Landlord shall employ contractors or laborers at so-called overtime or other premium pay rates if necessary to make any repair required to be made by it hereunder (other than a repair necessitated by the negligence or willful misconduct of Tenant’s employees, agents, visitors while in the Premises, servants or contractors) to remedy any condition that is dangerous to the health and safety of persons in the Premises. In all other cases, at Tenant’s request, Landlord shall employ contractors or laborers at so-called overtime or other premium pay rates and incur any other costs or expenses in making any repairs, alterations, additions or improvements, provided that Tenant shall pay to Landlord an amount equal to the difference between the overtime or other premium pay rate and the regular pay rates for such labor and any other overtime costs or expenses incurred by Landlord. In addition, Landlord shall promptly repair and restore any of Tenant’s installations or improvements, fixtures, furnishings and equipment that may be damaged by Landlord or its agents during the course of any of Landlord’s repairs, alterations, additions or improvements to the Buildings or the repairs in the Premises.

ARTICLE ELEVEN

CLEANING CONTRACTOR

11.01     Throughout the Term of this Lease, Landlord shall arrange to clean the Premises (further provided, Tenant provides Landlord reasonable access to areas to be cleaned) substantially in accordance with the cleaning specifications set forth on Attachment B annexed hereto with a cleaning contractor hired by Landlord and at Landlord’s expense. Tenant shall keep the Premises in reasonably good order. Landlord’s cleaning is not required for: (A) tenant’s storage, preparation, service or consumption of food or beverages which shall be cleaned by Tenant and (B) those items caused by Tenant’s misuse or neglect of the Premises. Tenant understands and agrees that the cleaning contractor is an independent contractor and not an employee of Landlord. Tenant shall carry insurance in such limits as it deems proper to cover any loss, damage, destruction or theft of its and others possessions and property of whatever kind or description, including by way of example money, furniture, personal property, or equipment. Landlord agrees to (i) cooperate with Tenant in resolving problems or complaints regarding the cleaning service provided by Landlord for the Buildings, (ii) consult with Tenant and any other major tenant(s) in the Buildings prior to making any changes to the level of cleaning service or the cleaning service company, (iii) give due consideration to Tenant’s comments and recommendations regarding cleaning service issues, including the identity of the company providing cleaning services for the Buildings. In any event, Landlord shall not materially reduce the level of cleaning service for the Buildings below the level that exists as of the date of this Lease.

ARTICLE TWELVE

DESTRUCTION OF PREMISES

12.01     In the event of a partial destruction of the Premises during the Term from fire or other casualty, Landlord shall, with reasonable diligence, repair, or cause to be repaired, the Buildings (but not including any alterations or improvements to the Premises made by Tenant), provided the repairs can be completed within nine (9) months after the date that Landlord’s insurance claim has been adjusted and collected (the “Maximum Restoration Period”). Within sixty (60) days after the date of a casualty which causes partial destruction Landlord shall deliver to Tenant Landlord’s estimate, as obtained from an independent contractor, of the amount of time needed to repair such damage. Any partial destruction shall neither annul nor void this Lease except that Tenant shall be entitled to a proportionate reduction of rent while the repairs are being made or during the period of time that Tenant is unable to use the Premises, or is unable to access the Premises, any proportionate reduction being based on the extent to which the making of repairs or inability to use or access Premises shall interfere with the business carried on by Tenant in the Premises.

12.02      In the event that (a) the repairs cannot be completed within the Maximum Restoration Period, or (b) the repairs cannot be made under the laws and regulations of the applicable governmental authorities or (c) less than two (2) years remain under the term of this Lease, this Lease may be terminated at the option of either party upon thirty (30) days written notice. In the event that the repairs can be completed within the Maximum Restoration Period but Landlord fails to complete the repairs within such period, and such additional time (not to exceed ninety (90) days) as necessitated by Force Majeure events, Tenant shall have the right to terminate this Lease upon thirty (30) days notice to Landlord.

12.03      Should the Buildings in which the Premises are situated be destroyed to the extent of more than fifty percent (50%) of the replacement cost thereof, either party hereto may, within forty five (45) days after such destruction, elect to terminate this Lease, except Landlord shall not have the right to terminate this Lease in such instance if the Premises are not damaged and Tenant continues to have access to the Premises and the utilities serving the Premises. However, if in Landlord’s good faith reasonable judgment, Tenant’s occupancy of the Premises, after such a casualty, unreasonably interferes with the reconstruction of the Buildings, Landlord shall have the right to require Tenant to temporarily vacate the Premises during such period of the reconstruction as is necessary to allow Landlord to complete the reconstruction without the interference of Tenant’s occupancy. All rent shall abate during any period Tenant is required to vacate the Premises under this Section. If Landlord requires Tenant to temporarily vacate part of the Premises to allow Landlord to complete reconstruction, Tenant shall be entitled to a proportionate reduction of the rent while reconstruction proceeds. Any dispute as to whether Landlord is acting reasonably with respect to the requirement to have Tenant vacate the Premises under this Section 12.03 shall be settled by expedited arbitration under the rules of the American Arbitration Association. A total destruction of the Buildings in which the Premises are situated shall terminate this Lease. In the event that this Lease is terminated under this Article Twelve, then (i) this Lease and the term and estate hereby granted shall expire as of the date of termination as provided above with the same effect as if such date were the Expiration Date, (ii) the annual base rent and additional rent hereunder shall be apportioned as of such date, (iii) Landlord shall return to Tenant the security deposit in accordance with the provisions of Article Five (5), and (iv) notwithstanding anything to the contrary in this Lease, Tenant shall have no obligation to restore or remove any alterations in the Premises.

12.04      Landlord will not carry insurance of any kind on Tenant’s Property or any Improvements made at Tenant’s sole cost and expense, and Landlord shall not be obligated to repair any damage thereto or replace the same.

ARTICLE THIRTEEN

CONDEMNATION

13.01     If all or any part of the Premises is taken by eminent domain or condemnation proceedings, this Lease shall terminate on the date when the Premises shall be so taken, and the rent shall be apportioned as of that date. Landlord shall receive the total of any award as a result of eminent domain or condemnation proceedings. Nothing herein shall give Landlord any interest in or preclude Tenant from seeking and recovering for its own account from the condemning authority any award of compensation attributable to the taking or purchase of Tenant’s personal property and moving expenses.

ARTICLE FOURTEEN

ASSIGNMENT AND SUBLEASE

14.01     Tenant may, without the consent of Landlord, sell, convey, mortgage, assign, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease and sublet all or any part of the Premises.

14.02     Provided that the subtenant or assignee has a minimum net worth of at least One Million and 00/100 ($1,000,000) Dollars or has a credit rating that at or above a Moody’s Investor Services Rating of B3 or a Standard & Poor’s Rating of B-, Tenant’s subletting of the entire Premises or assignment of this Lease shall release Tenant’s liability and duty to pay rent and perform all of its other obligations hereunder. Provided that the subtenant has a minimum net worth of at least One Million and 00/100 ($1,000,000) Dollars, has a credit rating that at or above a Moody’s Investor Services Rating of B3 or a Standard & Poor’s Rating of B-, Tenant’s subletting of a portion of the Premises shall release Tenant’s liability and duty to pay rent and perform all of its other obligations hereunder with respect to the portion of the Premises that has been sublet. If the total amount of annual base rental, Electric Charges and additional rent for Operating Expenses and Taxes payable under any sublease, calculated on a per square foot basis (“Total Sublease Rent”) is less than the total amount payable therefor under this Lease, calculated on a per square foot basis (the “Total Lease Rent”), Tenant shall pay Landlord when the rent payments are due under this Lease the difference between the Total Lease Rent and the Total Sublease Rent multiplied by the number of square feet in the subleased premises. The acceptance of rent by Landlord from any person other than Tenant shall be a waiver by Landlord of Tenant’s obligation under this Lease.

14.03     Nothing herein shall prohibit Landlord from assigning its rights, title and interests in this Lease. Furthermore, Landlord may assign this Lease to any party that has purchased the Buildings at any time upon notice to Tenant. In addition, nothing in this Lease is intended to prevent Landlord from collaterally assigning this Lease in connection with a financing or financings of the Buildings.

14.04     Landlord acknowledges that Tenant intends to sublet the Premises in whole or part and/or to assign this Lease and agrees to cooperate with Tenant in those efforts. In the event that any prospective subtenant or assignee requires a longer term on this Lease that is being assigned or the proposed sublease, Landlord agrees to grant additional term on this Lease or to enter into a new lease for such longer term with the prospective subtenant or the prospective assignee on commercially reasonable terms and conditions.

14.05     If Tenant assigns this Lease or subleases the entire Premises for the Term of this Agreement, the management agreement between Landlord and Tenant shall be terminated and the annual base rental shall be increased by $50,000, as provided in Section 4.01.

ARTICLE FIFTEEN

INSURANCE

15.01     During the Term of this Lease, Tenant shall, at its sole cost and expense, provide the following insurance coverages:

(1)      Comprehensive General Liability (Broad Form) insurance against claims for bodily injury (including death), personal injury, premises-operations, contractual liability, and loss, damage or destruction of property in an amount not less than Three Million ($3,000,000) Dollars combined single limit (bodily injury and property damage liability).

(2)	Workers’ Compensation and Employer’s Liability:
(A)	Employers compensation including Occupational Disease coverage-statutory.
(B)	Employer’s Liability, per occurrence, in the amount of $500,000.

(3)      Automobile Liability, for owned, non-owned and hired vehicles in an amount not less than $3,000,000 combined single limit (bodily injury and property damage liability).

(4)      Fire and extended coverage insurance (contents broad form) on Tenant’s personal property located in the Premises in amounts reasonably deemed adequate by Tenant to fully insure such personal property. To the extent permitted by law without affecting the coverage provided hereunder, Tenant waives any right to recover against Landlord for loss or damage of Tenant’s personal property.

15.02     Tenant shall cause the policies of insurance set forth in Section 15.01 to be duly and properly endorsed by the insurance carrier as follows:

(1)      Landlord, their respective officers, directors and employees shall be named as additional insureds on all insurance policies to the extent covered claims are caused by the Tenant’s negligence in connection with Tenant’s occupancy of the Premises, except Workers’ Compensation and fire and extended coverage insurance. Any acceptance of insurance certificates by Landlord shall in no way limit or relieve the Tenant of the duties and responsibilities assumed by Tenant in this Lease.

(2)      The insurance set forth in Section 15.01 shall be rated not less than B+VIII by A. M. Best Company, Oldwick, New Jersey.

(3)      The insurance set forth in Section 15.01 shall not be canceled, terminated, altered, changed, modified, or amended without endeavoring to give Landlord thirty (30) days advance written notice thereof.

15.03     Within ten (10) days after execution of the Lease, Tenant shall furnish Landlord with certificates of insurance satisfactory to Landlord, evidencing that the aforesaid insurance, in the minimum limits set forth above, duly and properly endorsed, is in full force and effect.

15.04     Tenant shall provide Landlord with certificates evidencing renewal policies at least prior to the expiration of each expiring policy.

15.05     In the event Tenant fails to obtain any insurance as provided by in this Lease, Landlord shall have the right but not the obligation to obtain any such insurance and the cost thereof shall be paid by Tenant as additional rent with the first payment of rent which is due subsequent to Landlord’s incurring such cost, and Landlord shall have all remedies to collect the same as rent as provided in this Lease and/or otherwise provided by law for the collection of rent.

15.06.    (a)      Landlord agrees that during the Term of this Lease, it shall keep the Buildings and the non-tenant owned fixtures, appurtenances and equipment therein insured against damage and destruction with a special form, “all risk” insurance policy for the full replacement, subject to such reasonable deductible as Landlord determines (or if there is a mortgage or mortgages encumbering the Buildings, as determined by the holder of such mortgage) and Landlord agrees that it will include in its special form, “all risk” insurance policies covering the Buildings and the non-tenant owned fixtures, appurtenances and equipment therein appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant, its servants, agents and employees with respect to losses payable under such policies, (ii) release Tenant, its servants, agents and employees from claims related to such losses and (iii) agree that such policies shall not be invalidated should the insured waive or release a claim in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

 (b)     Tenant agrees to include in its special form, “all risk” insurance policy or policies covering its furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and its employees with respect to losses payable under such policy or policies, (ii) release Landlord and its employees from claims related to such losses, and (iii) agree that such policy or policies shall not be invalidated should the insured waive or release a claim in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies.

ARTICLE SIXTEEN

INDEMNIFICATION

16.01     Each Party (“Indemnitor”) hereto shall defend, indemnify and hold harmless the other Party hereto and its respective officers, directors and employees, (“Indemnified Parties”) from and against any and all claims, demands, losses, damages, lawsuits, expenses (including reasonable costs and reasonable attorney’s fees) or other liabilitiesfor bodily injury (including death) to any person and loss, damage or destruction of any property to the extent directly caused by any of the following:

(1)       The Indemnitor’s negligence in connection with Indemnitor’s use or occupancy of the Premises;

(2)       Failure of Indemnitor to comply with any requirements of any governmental authority;

(3)       Any uncured material breach or default on the part of Indemnitor under this Lease,

excluding any and all claims, demands, losses, damages, lawsuits, expenses (including reasonable costs and attorney’s fees), and/or other liabilitiesrelated in whole or in part to Indemnified Parties’ acts or omissions, negligent or otherwise.

16.02     In the event any action or proceeding is brought against an Indemnified Party by reason of any claim or demand referenced in Section 16.01, Indemnitor shall defend such action or proceeding at Indemnitor’s expense with counsel reasonably satisfactory to the Indemnified Parties.

ARTICLE SEVENTEEN

COMPLIANCE WITH LAWS

17.01     Tenant shall, in the use and occupancy of the Premises, fully comply with all federal, state, and/or local laws, orders, rules and regulations related to the Premises and Tenant’s use thereof, including without limitation the Americans with Disabilities Act (the “ADA”); and with any lawful direction of any public officer or Landlord’s insurer, which shall impose any duty upon Tenant with respect to the Premises; and with any and all environmental laws, rules, and regulations (each of the foregoing collectively, “Requirements”) . Notwithstanding the preceding sentence, Tenant shall not be obligated to perform any Alterations necessary to comply with any Requirements, unless compliance shall be required by reason of (i) any cause or condition arising out of any alterations or installations in the Premises made by Tenant, or (ii) Tenant’s particular use, manner of use or occupancy on behalf of Tenant of the Premises (as opposed to mere office use), or (iii) any breach of any of Tenant’s covenants or agreements under this Lease. Tenant shall also comply with reasonable rules and regulations promulgated by Landlord with respect to the use and care of the Premises, the Buildings of which the Premises is a part, and the common areas.

17.02     Owner shall comply with all Requirements applicable to the common areas of the Buildings, including the ADA, and any other Requirements applicable to the Buildings or the Premises for which Tenant is not obligated to comply with.

ARTICLE EIGHTEEN

SURRENDER

18.01     At the expiration of the Term of this Lease, Tenant shall surrender the Premises broom clean and in as good condition as it was in at the commencement of the term hereof, reasonable wear and tear and damage due to casualty excepted.

ARTICLE NINETEEN

DEFAULT

19.01     The occurrence of any of the following shall constitute an “event of default” by Tenant under this Lease:

(1)       Any failure by Tenant to pay the rental within ten (10) business days after such rental is due, which remains unpaid for five (5) days after written notice of such failure is given by Landlord to Tenant.

(2)       A failure by Tenant to observe and perform any provision, condition or covenant of this Lease where such failure continues for thirty (30) days after written notice by Landlord to Tenant, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of 30 days, if Tenant shall not, (i) within said 30 day period advise Landlord of Tenant’s intention duly to institute all steps necessary to remedy such default, and (ii) duly institute within said 30 day period, and thereafter diligently and continuously prosecute to completion all steps necessary to remedy the same.

(3)       The making by Tenant of a general assignment for the benefit of creditors; the filing against Tenant of a petition to have Tenant adjudged in bankruptcy which shall continue for thirty (30) days from the date of filing; the filing by Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any bankruptcy law; the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets or judicial seizure of substantially all of Tenant’s assets or of Tenant’s interest in this Lease.

ARTICLE TWENTY

REMEDIES

20.01     If an event of default shall occur, then Landlord may give to Tenant a notice of intention to end the Term at the expiration of ten (10) days from the date of the service of such notice of intention, and upon the expiration of said ten (10) days this Lease and the term and estate hereby granted shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in this Article 20.

20.02     If an event of Tenant default occurs after expiration of the applicable cure period, Landlord and Landlord’s agents may immediately, or at any time after such default or after the date upon which this Lease and the Term shall terminate, re-enter the Premises or any part thereof, without notice, either by summary proceedings or by any other applicable action or proceeding, or otherwise in accordance with Requirements (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of its or their property and effects from the Premises, without liability for damage thereto, to the end that Landlord may have, hold and enjoy the Premises and in no event shall re-entry be deemed an acceptance of surrender of this Lease.

20.03     If this Lease shall terminate under the provisions of Section 20.01, or if Landlord shall re-enter the Premises under the provisions of this Section 20.02, then (a) Tenant shall thereupon pay to Landlord the basic annual rent and additional rent payable by Tenant to Landlord up to the time of such termination of this Lease, or of such recovery of possession of the Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Section 20.04, and (b) Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent or security, but such moneys shall be credited by Landlord against any base rent or additional rent due from Tenant at the time of such termination or re-entry. Landlord, shall use commercially reasonable efforts to relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord in its sole discretion may determine. Landlord, at Landlord’s option, may make such repairs, improvements, alterations, additions, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

20.04     If this Lease shall terminate as provided in Article 19, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in this Article, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(a)    Tenant shall pay to Landlord all rent to the date upon which this Lease shall have been terminated or to the date of re-entry upon the Premises by Landlord, as the case may be;

(b)    Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall be credited by Landlord against any rent due at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant;

(c)    Tenant shall be liable for and shall pay to Landlord, as damages, any deficiency between the rent payable hereunder for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent to be the same as was payable for the year immediately preceding such termination or re-entry) and the net amount, if any, of rents (“Net Rent”) collected under any reletting for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s actual and reasonable expenses in connection with the termination of this Lease or Landlord’s re-entry upon the Premises and in connection with such reletting including all repossession costs, brokerage commissions, legal expenses, alteration costs and other expenses of preparing the Premises for such reletting);

(d)    Any deficiency in accordance with subdivision (c) above shall be paid in monthly installments by Tenant on the days specified in this Lease for the payment of installments of Fixed Rent. Landlord shall be entitled to recover from Tenant each monthly deficiency as the same shall arise and no suit to collect the amount of the deficiency for any month shall prejudice Landlord’s right to collect the deficiency for any prior or subsequent month by a similar proceeding. Alternatively, suit or suits for the recovery of such deficiencies may be brought by Landlord from time to time at its election; and

(e)     In no event shall Tenant be entitled (i) to receive any excess of any Net Rent under subdivision (c) over the sums payable by Tenant to Landlord hereunder or (ii) in any suit for the collection of damages pursuant to this Section, to a credit in respect of any Net Rent from a reletting except to the extent that such Net Rent is actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such reletting and the expenses of reletting.

20.05 A. If this Lease be terminated as provided in Article 19, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises, Tenant covenants and agrees, notwithstanding anything to the contrary contained in this Lease:

(a)    That the Premises shall be, upon such earlier termination or re-entry, in the same condition as that in which Tenant has agreed to surrender them to Landlord on the Expiration Date;

(b)    That Tenant, on or before the occurrence of any event of default hereunder, shall have performed every covenant contained in this Lease for the making of any Improvement to the Premises or for repairing any part thereof; and

(c)    That, for the breach of either Subdivision (a) or (b) of this Subsection, or both, Landlord shall be entitled immediately, without notice or other action by Landlord, to recover, and Tenant shall pay, as and for agreed damages therefor, the then cost of performing such covenants, plus interest thereon at the Interest Rate for the period between the date of the occurrence of any event of default and the date when any such work or act, the cost of which is computed, should have been performed under the other terms of this Lease had such event of default not occurred.

 B.    Each and every covenant contained in this Section shall be deemed separate and independent, and not dependent on any other term of this Lease for the use and occupation of the Premises by Tenant, and the performance of any such term shall not be considered to be rent or other payment for the use of said Premises. It is understood that the consideration for the covenants in this Section is the making of this Lease, and the damages for failure to perform the same shall be in addition to and separate and independent of the damages accruing by reason of default in observing any other term of this Lease.

Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.

Each right of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right provided for in this Lease or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of such rights shall not preclude the simultaneous or later exercise by Landlord of any or all other rights provided for in this Lease or now or hereafter existing at law or in equity, by statute or otherwise.

20.06     Despite Landlord’s re-entry, Tenant shall remain liable for all of its obligations under this Lease, and Landlord shall use commercially reasonable efforts to re-rent the Premises. To the extent permitted under applicable Requirements, Tenant waives any legal requirement for notice of intention to reenter and any right of redemption.

20.07     All remedies available to Landlord at law or in equity shall be in addition to those provided hereunder. All such remedies shall be cumulative and concurrent, and shall survive termination of this Lease. No termination or re-entry by Landlord shall deprive Landlord of any such remedies or actions.

ARTICLE TWENTY-ONE

SUBORDINATION & ATTORNMENT

21.01     This Lease is subject and subordinate at all times to the lien of existing and future mortgages on the Buildings and the Premises (“Superior Mortgage”); provided, however, that as a condition to such subordination, the holder of any such Mortgage shall enter first into a written agreement with Tenant in recordable form to the effect that: in the event of foreclosure or other action taken under the Superior Mortgage by the holder thereof, this Lease and the rights of Tenant hereunder shall not be disturbed but shall continue in full force and effect so long as Tenant shall not be in default hereunder beyond any applicable grace or notice period, and b. such holder shall permit insurance proceeds and condemnation proceeds to be used for any restoration and repair required by this Lease.

21.02     If Landlord’s or Landlord’s mortgagee or their successor or any successor succeeds to Landlord’s interests under this Lease, whether voluntarily or involuntarily, the Tenant shall attorn to such person or entity and recognize such person or entity as Landlord under this Lease.

ARTICLE TWENTY-TWO

LANDLORD'S EXONERATION

22.01     Landlord shall not be liable for any personal injury or property damage (including without limitation for damage to Tenant’s vehicles or vehicles in Tenant care, control or custody) to Tenant or its officers, employees, and invitees irrespective of how such injury or damage may be caused, whether from action of the elements or acts of Landlord or occupants of adjacent properties, except when caused by the negligence or intentional misconduct of Landlord.

22.02     Landlord shall not be liable for any personal injury or property damage to Tenant or its officers, employees, and invitees irrespective of how such injury or damage may be caused, whether from action of the elements or acts of Landlord or occupants of adjacent properties, except when caused by the negligence or intentional misconduct of Landlord.

ARTICLE TWENTY-THREE

NOTICES

23.01     All notices, demands, requests, consents, approvals or other communications (for the purpose of this Section collectively called “Notices”) required or permitted to be given hereunder or which are given with respect to this Lease shall be in writing and shall be sent by tested telex, by registered or certified mail, return receipt requested, postage prepaid or nationally recognized overnight courier or personal delivery made with evidence of delivery or receipt obtained on a business weekday, addressed as follows:

TO LANDLORD:

Jong B. Lim

13 Wildwood Road

Saddle River, NJ 07458

201-694-5761 (tel)

JongL62614@aol.com (email)
and

Jin Lee, Esq.

460 Bergen Blvd. #203

Palisades Park, NJ 07650

201-585-7011 (tel)

201-585-7033 (fax)

LeeparkLLC@hotmail.com (email)
TO TENANT

Butler of New Jersey Realty Corp.

110 Summit Avenue

Montvale, New Jersey 07645

Attn: Richard S. Paras, Esq., Asst. Secretary

and

Robert S. Moran, Esq.

Corporate Counsel

McBreen & Kopko, Esqs.

110 Summit Avenue

Montvale, NJ 07645

or such other address as such party shall have specified most recently by like Notice. Notice mailed as provided herein shall be deemed given on the third New Jersey business day following the date so mailed. Notices may be given by either party’s counsel.

ARTICLE TWENTY-FOUR

ESTOPPEL CERTIFICATE

24.01     Tenant shall from time to time, within ten (10) business days after request by Landlord, execute and deliver to Landlord or any other person designated by Landlord an estoppel certificate, in form reasonably satisfactory to Landlord, which certifies: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, describes them) (b) the expiration date of the Lease Term and that there are no agreements with Landlord to extend or renew the Lease Term or to permit any holding over (or if there are any such agreements, describes them and specifies the periods of extension or renewal) (c) the date through which the Base Rent and additional rent have been paid (d) that to the best knowledge of the signer of the certificate Landlord is not in default in the performance of any of its obligations under this Lease (or, if there are any such defaults, describes them) (e) that Tenant is not entitled to any credits, offsets, defenses or deductions against payment of the rent hereunder (or, if they exist, describes them) and (f) to the best knowledge of the signer of the certificate such other information concerning this Lease or Tenant as Landlord or any other person designated by Landlord shall reasonably request. An estoppel certificate issued by Tenant pursuant to this Article shall be a representation and warranty by Tenant who may be relied on by Landlord and by others with whom Landlord may be dealing, regardless of independent investigation.

24.02     Landlord shall from time to time, within ten (10) business days after request by Tenant, execute and deliver to Tenant or any other person designated by Tenant, in connection with a sublease, assignment, Permitted Transfer or any financing or audit of Tenant’s business, an estoppel certificate, in form reasonably satisfactory to Tenant, which certifies: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, describes them) (b) the expiration date of the Lease Term and any options to extend or renew the Lease Term (if any), (c) the date through which the base rent and additional rent have been paid, (d) that to the best knowledge of the signer of the certificate Tenant is not in default in the performance of any of its obligations under this Lease (or, if there are any such defaults, describes them) and (d) to the best knowledge of the signer of the certificate such other information concerning this Lease or Landlord as Tenant or any other person designated by Tenant shall reasonably request. An estoppel certificate issued by Landlord pursuant to this Article shall be a representation and warranty by Landlord who may be relied on by Tenant and by others with whom Tenant may be dealing. Landlord shall furnish to Tenant an agreement for the benefit of Tenant’s lenders, from time to time, acknowledging that Landlord’s rights with respect to Tenant’s property are subordinate to any existing or future rights of Tenant’s lenders under agreements between Tenant and its lenders.

ARTICLE TWENTY-FIVE

SIGNS

25.01     Tenant shall not place or erect any signs of any nature on (i) any part of the Premises that is visible from the outside of the Buildings, (ii) the Buildings or sidewalk adjoining the Buildings, or (iii) on any part of Landlord’s property surrounding the Buildings, provided, however, that Landlord shall permit Tenant, its assignees and subtenants to place a directory type sign, consistent with the other signs in the Buildings, near the entrance doors to the Premises and in the Buildings’ lobby. The size, location, colors, materials, and style of any sign shall be subject to Landlord’s right of approval in its sole but reasonable discretion.

ARTICLE TWENTY-SIX

QUIET ENJOYMENT

26.01     Landlord covenants that if and so long as Tenant is not in default under this Lease beyond the expiration of any notice and cure period, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term of this Lease subject to the provisions of this Lease.

ARTICLE TWENTY-SEVEN

[Intentionally blank]

ARTICLE TWENTY-EIGHT

RIGHT TO NOTIFICATION

28.01     Subject to any superior rights that exist on the date hereof in favor of any existing tenant in the Buildings (but not future tenants), Tenant shall have a right of first offer on any non-de minimus rentable office space within the Buildings becoming available for lease to a third party (“Offer Space”). Landlord’s notice to Tenant (the “Offer Notice”) shall include a floor plan of the Offer Space, the rentable square footage of the Offer Space, and any other financial terms of Landlord’s offer. Base rental for the Offer Space shall be equal to the base rental payable for the Premises on a per rentable square foot basis. Landlord may not send an Offer Notice to Tenant more that nine months in advance of the date Landlord anticipates such Offer Space being available, or less than thirty (30) days in advance of the date Landlord anticipates such Offer Space being available. The Offer Space shall have a term ending on the Expiration Date and shall be subject to the Renewal Term hereunder. Tenant shall forfeit its right to lease the Offer Space that is the subject of a valid Offer Notice if it does not accept the offer to lease such Offer Space within 15 days after receipt of a valid Offer Notice that meets the terms and conditions set forth herein. TIME IS OF THE ESSENCE with respect to Tenant’s acceptance of the Offer Notice.

ARTICLE TWENTY-NINE

OPTION TO RENEW

29.01     Provided Tenant is not then in default beyond all notice and cure period hereunder, Tenant shall have one (1) option to renew this Lease for an additional period of five (5) years (the “Renewal Term”). Base rental for such additional period shall be at 95% of the fair market value rental at the time of the renewal. Tenant’s option shall expire if Tenant fails to notify Landlord of its decision to renew no later than nine (9) months in advance of the expiration of the initial Term of this Lease. Such extension shall be on the same terms, covenants and conditions provided for in the original Term except for this section, and except that the base rental and escalations during any option term shall be determined as follows: If Tenant exercises the option to review, Landlord and Tenant shall have a one (1) month period during which to negotiate the new base rental and escalations. If both parties cannot agree on a new base rental and escalations then the new base rent and escalations shall be at 95% of the fair market rental then in effect on substantially equivalent properties, of substantially equivalent size, in equivalent areas (but not less than the rental rate specified in this Lease). In the event that Landlord and Tenant cannot agree on a new fair market base rental and escalations for the Renewal Term within eight (8) months prior to the first day of the Renewal Term then the same shall be determined as follows. Landlord shall notify Tenant of Landlord’s determination of the fair market base rental, which shall constitute the maximum that Landlord can claim is the fair market base rental of the Premises for the Renewal Term in any arbitration thereof (“Landlord’s Maximum Determination”). Within 30 days after Landlord shall have given Tenant Landlord’s Maximum Determination, Tenant shall notify Landlord whether Tenant disputes Landlord’s Maximum Determination and, if Tenant disputes Landlord’s Maximum Determination, Tenant shall set forth in such notice Tenant’s good faith determination of the fair market base rental of the Premises for the Renewal Term, which shall constitute the minimum that Tenant can claim is the fair market base rental for the Premises for the Renewal Term in any arbitration thereof (“Tenant’s Minimum Determination”).

29.02.     If Tenant disputes Landlord’s determination of fair market base rental, and Landlord and Tenant fail to agree as to the amount thereof within 30 days after the giving of Tenant’s notice, then the dispute shall be resolved by arbitration as set forth below. If the dispute shall not have been resolved on or before the first day of the Renewal Term, then pending such resolution, Tenant shall pay, as base rental for the Renewal Term, an amount equal to one-half the sum of Landlord’s Maximum Determination and Tenant’s Minimum Determination. If such resolution shall be in favor of Tenant, then within 30 days after the final determination of fair market base rental, Landlord shall refund to Tenant any overpayment and if such resolution shall be in favor of Landlord, Tenant shall promptly pay to Landlord any underpayment. Any dispute as to fair market base rental shall be determined as follows. A real estate broker specializing in office leasing, and licensed in New Jersey and having at least ten (10) years experience leasing commercial office buildings in New Jersey (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the American Arbitration Association (“AAA”). The Baseball Arbitrator selected by the parties or designated by the AAA shall not have been employed by Landlord or Tenant during the previous ten (10) year period. Landlord and Tenant shall each submit to the Baseball Arbitrator and to the other its determination of the fair market base rental for the Renewal Term, as set forth above. The Baseball Arbitrator shall determine which of the two rent determinations more closely represents the fair market base rental for the Renewal Term, taking into account all relevant factors, whether favorable to Landlord or Tenant. The Baseball Arbitrator may not select any other rental value for the Renewal Term other than one submitted by Landlord or Tenant. The determination of the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the base rental payable for the Renewal Term. After the base rental payable for the Renewal Term has been determined, the parties shall execute and deliver an instrument setting forth same, but the failure to so execute and deliver any such instrument shall not affect the determination of such base rental in accordance with this Article 29.

Notwithstanding anything to the contrary contained in this Lease, the Base rental during the Renewal Term shall not be less than the Base rental for the period immediately preceding the Renewal Term.

ARTICLE THIRTY

ADDITIONAL RENT

30.01	The Tenant shall also pay to the Landlord “additional rent,” as hereinafter provided.

For purposes of calculating the Operating Expenses for the Expense Base Year only, the Operating Expenses will be grossed up to an amount that reflect that all of the rentable areas of the Buildings (including the rentable areas of the lower level) are at no less than 95% occupancy.

Definitions. For the purposes of this Lease, the parties have agreed that:

(1)     The term “Taxes” shall mean the total amount of real estate taxes now or hereinafter assessed or imposed against the Buildings. “Taxes” shall not include income, gift, inheritance or estate taxes nor shall it include any transfer or excise tax imposed in the transfer of any interest in the Buildings or the land or income, franchise or “value added” tax.

(2)	The term “Tax Base Year” shall mean the calendar year 2007.

(3)     The term “Operating Expenses” shall mean the total amount of all expenses charged to, paid by or incurred by the Landlord in the management, repair, servicing and operation of the Buildings, including without limitation maintenance and repair costs, steam, snow removal, landscaping, electricity, water, water rates, frontage charges, sewer rents, fuel, air conditioning, insurance, labor costs, window cleaning, lighting, janitorial services, cafeteria (if any), and all other expenses of operation, maintenance and repair of real property. Notwithstanding the foregoing, Operating Expenses shall not include tenant electricity, which shall be included as a separate cost to Tenant. In addition, Operating Expenses shall not include the items listed an Attachment C annexed hereto.

(4)	The term “Expense Base Year” shall mean the calendar year 2007.

(5)     “Tenant’s Proportionate Share” shall mean the percentage calculated by dividing the rentable area contained in the Premises (exclusive of the Basement Storage Premises) of Eleven Thousand Five Hundred Sixty-One (11,561) square feet by one hundred (100%) percent of the rentable square foot area of the Buildings which is eighty four thousand two hundred eighty one (84,281) square feet. Tenant’s “Proportionate Share” percentage has been established as 13.72% percent.

(6)     Taxes. If the Taxes in any year subsequent to the Tax Base Year shall be greater than the Taxes in the Tax Base Year, the Tenant shall pay to the Landlord the Tenant’s Proportionate Share of the increased Taxes for such subsequent year over the Taxes of the Tax Base Year.

(7)     Operating Expenses. If the Operating Expenses in any year subsequent to the Expense Base Year shall be greater than the Operating Expenses in the Expense Base Year, the Tenant shall pay to the Landlord as additional rent an amount equal to Tenant’s

Proportionate Share of the increase in Operating Expenses for such subsequent year over the Operating Expenses of the Expense Base Year.

(8)     Payment. In order to provide for current payments on account of any increases in Taxes and Operating Expenses over the 2007 Base Year commencing on January 1, 2008 Tenant agrees, at Landlord’s request, to pay, as additional rent, Tenant’s estimated share due for the ensuing twelve (12) months, as reasonably estimated by Landlord from time to time, in twelve (12) monthly installments, each in an amount equal to 1/12th of Tenant’s share so estimated by Landlord commencing on the first day of the month following the month in which Landlord notifies Tenant of the amount of Tenant’s estimated share. Landlord reserves the right to make such estimates of the Tenant’s share of the Operating Expenses and Taxes or to change its estimates at any time during the Term of the Lease within. Within ninety (90) days after the end of each calendar year during the Term of this Lease, commencing with calendar year 2007, Landlord shall deliver to Tenant a statement of the actual Operating Expenses and Taxes for such calendar year (“Landlord’s Statement”). Landlord’s Statement shall contain a reasonable number of categories of Operating Expenses such that Tenant can reasonably determine the categories of Operating Expenses that increased (or decreased) from the prior calendar year (i.e., insurance, janitorial, natural gas,). If, as finally determined, Tenant’s share shall be more than the aggregate of all installments so paid on account of Tenant to the Landlord for such twelve (12) month period, then Tenant shall pay to Landlord the amount of such underpayment. If Tenant’s share is less than the aggregate of all installments so paid on account of Tenant to the Landlord for such twelve (12) month period, then Landlord shall apply the excess as a credit against the additional rent due the following year unless such excess is due after the expiration or termination of this Lease in which event Landlord shall promptly refund such excess amount to Tenant. Provided that Tenant is not then in monetary default beyond the expiration of all notice and cure periods, Tenant (or auditors designated by Tenant) shall have the right, for the 180 day period after the delivery of Landlord’s Statement, during regular business hours, to audit Landlord’s books and records to verify the Operating Expenses, Taxes and Landlord’s calculation of Tenant’s Proportionate Share of the Operating Expenses and Taxes. Tenant shall have the right to audit the Expense Base Year during the first time Tenant performs and audit under this Article. The obligation of Tenant with respect to the payment of such additional rent shall survive the termination of this Lease. Any payment made pursuant to this subparagraph shall be made without prejudice to any right of the Landlord to correct any item(s) as billed pursuant to the provisions hereof. Except as set forth in Paragraph (10) below, failure by Landlord to make such estimates of increase in Tenant’s share during the Term of this Lease shall not constitute a waiver by Landlord of its right to require or collect the increase in additional rent.

(9)     After Landlord shall have given Tenant access to Landlord’s books and records Tenant may file a written exception with Landlord to any of the Operating Expenses or Taxes, including those for the Base Expense Year or Tax Base Year. If Landlord and Tenant do not agree to resolve any dispute with respect to Tenant’s written exception within thirty (30) days of Landlord’s receipt, the parties shall submit the dispute to binding arbitration before a reputable firm of independent certified public accountants chosen jointly by Landlord and Tenant to be paid for equally by Landlord and Tenant except that if the arbitrator’s award finds that Landlord overstated Operating Expenses payable by Tenant by more than five (5%) percent, then Landlord shall be responsible for the fees of the arbitrator and the reasonable charges of Tenant’s auditor.

(10)     If Landlord shall have failed to render a Landlord’s Statement with respect to any calendar year for a particular item or items within twenty four (24) months after the end of the applicable calendar year, Landlord may not then attempt to charge Tenant for such item or items and Tenant shall not be obligated to make any further Operating Expense or Tax payment with respect to such calendar year with respect thereto.

ARTICLE THIRTY-ONE

MISCELLANEOUS PROVISIONS

31.01     This Lease shall be governed by, construed, and enforced in accordance with the laws of the State of New Jersey, which courts shall have exclusive jurisdiction over any disputes arising from or related to the terms hereof.

31.02     Both parties agree that the state courts of New Jersey shall have exclusive jurisdiction in any controversy relating to or arising out of this Lease.

31.03     In the event Landlord or Tenant institutes an action or proceeding against the other party under this Lease, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, interest, court costs and disbursements in connection with such action or proceeding.

31.04     In construing this Lease, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular and plural in any place in which the context so requires.

31.05     The provisions of this Lease shall be binding on and inure to the benefit of the parties, successors and permitted assigns.

31.06     Nothing contained in this Lease shall be deemed or construed to create the relationship of principal and agent or of partnership or of joint venture or of any association whatsoever between Landlord and Tenant, it being expressly understood and agreed that neither the computation of rent nor any other provisions contained in this Lease nor any act or acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

31.07     The titles of the Articles and Sections throughout this Lease are for convenience of reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meeting of the provisions of this instrument.

31.08     All negotiations, considerations, representations and understandings between the parties, whether written or oral, are incorporated in this Lease, and Tenant acknowledges that Landlord has made no representations or promises with respect to the Premises except as may be expressly set forth herein.

31.09     This Lease contains all of the agreements and representations between the parties. None of the terms of this Lease shall be waived, modified, or changed to any extent except by a written instrument signed and delivered by both parties.

31.10     If any term or provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

31.11     Square footage used herein is approximate and no claim or liability will exist if the square footage referenced herein is immaterially different than expressed herein.

ARTICLE THIRTY-TWO

STORAGE SPACE

32.01      During the Term of this Lease Tenant shall continue to have the right to use the Basement Storage Space at no additional cost. Said space shall not constitute rentable area square footage for purposes of Article Thirty.

ARTICLE THIRTY-THREE

BROKERS

33.01      Landlord represents that it has dealt with no broker or brokers and Tenant represents that it has dealt with no broker or brokers, in connection with the negotiation, execution and delivery of this Lease. Each party shall defend, indemnify and hold harmless the other party from and against any claims or demands arising from the inaccuracy of any statement in this Section.

IN WITNESS WHEREOF THE PARTIES HERETO have executed this Lease the date and year first above written.

LANDLORD:	TENANT:

Butler Services, Inc.

BY:	BY:

TITLE:	TITLE:

Attachment A

Floor Plan Showing the Premises